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                                                                    Exhibit 21.1

                                 MARITRANS INC.
                         SUBSIDIARIES OF MARITRANS INC.
                             As of December 31, 1998

             Direct and indirect subsidiaries of Maritrans Inc. are:

                Maritrans General Partner Inc.
                Maritrans Operating Partners L.P.
                Maritrans Management Services Inc.
                Maritrans Barge Co.
                Maritrans Holdings Inc.
                Maritrans Business Services Co., Inc.
                Maritrans Tankers Inc.
                Maritrans Chartering Co., Inc.
                Maritrans Puerto Rico Inc.
                Maritrans Capital Corp.
                CCF Acquisition Corp.
                Maritank Maryland Inc.
                Maritank Philadelphia Inc.
                Interstate Towing (Texas) Co.
                Inter-Cities Navigation (Texas) Corp.